Filed pursuant to Rule 424b3

Registration No. 333-262730

IMPORTANT NOTICE

ProShares Ultra Bloomberg Crude Oil (UCO)

ProShares UltraShort Bloomberg Crude Oil (SCO)

ProShares Ultra Gold (UGL)

ProShares Ultra Silver (AGQ)

(each, a “Fund”, and together, the “Funds”)

Supplement dated March 11, 2022

to each Fund’s Prospectus and Disclosure Document

dated February 23, 2022

The Prospectus and Disclosure Document for each Fund is hereby revised to reflect that:

New Portfolio Manager. Effective March 11, 2022, all references to Benjamin McAbee in the Prospectus are deleted. The following information is added to the “Executive Officers of the Trust and Principals and Significant Employees of the Sponsor” section of the Prospectus:

Name	Position
George Banian	Portfolio Manager and Associated Person of the Sponsor

George Banian, Principal of the Sponsor since March 11, 2022, has served as a registered associated person and an NFA associate member of the Sponsor since March 11, 2022, and a Portfolio Manager of the Sponsor since March 11, 2022. In these roles, Mr. Banian’s responsibilities include day-to-day portfolio management of certain series of the Trust. Mr. Banian also serves as a Portfolio Manager of PSA since February 2022, Associate Portfolio Manager of PSA from August 2016 to February 2022, Senior Portfolio Analyst of PSA from December 2010 to August 2016, and Portfolio Analyst of PSA from December 2007 to December 2010. In addition, Mr. Banian served as a Portfolio Manager of PFA since February 2022, and an Associate Portfolio Manager of PFA from July 2021 to February 2022.

These securities have not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

NEITHER THE TRUST NOR ANY FUND IS A MUTUAL FUND OR ANY OTHER TYPE OF INVESTMENT COMPANY AS DEFINED IN THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED, AND NEITHER IS SUBJECT TO REGULATION THEREUNDER.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

Please retain this supplement for future reference.